United States
Securities and Exchange Commission
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. __)

Filed by the registrant	[X]
Filed by a party other than the registrant	[ ]
Check the appropriate box:
[ ]	Preliminary Proxy Statement
[ ]	Confidential, for use of the Commission
Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Under Rule 14a-12

          Guaranty Federal Bancshares, Inc.
(Name of Registrant as Specified in Its Charter)

______________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]	No fee required
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

______________________________________
(2)	Aggregate number of securities to which transaction applies:

______________________________________
(3)           Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11.  (set forth the amount on which the filing fee is calculated and state how it was determined):

______________________________________
(4)	Proposed maximum aggregate value of transaction:

______________________________________
(5)	Total fee paid:

______________________________________
[ ]	Fee paid previously with preliminary materials.

______________________________________
[  ]          Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

______________________________________
(2)	Form, Schedule or Registration Statement No.:

______________________________________
(3)	Filing Party:

______________________________________
(4)	Date Filed:

______________________________________

GUARANTY FEDERAL BANCSHARES, INC.
1341 WEST BATTLEFIELD
SPRINGFIELD, MO 65807-4181
(417) 520-4333

____________________________________

NOTICE OF MEETING OF STOCKHOLDERS
To Be Held on May 22, 2013

Notice is hereby given that an annual meeting of the stockholders (the “Meeting”) of Guaranty Federal Bancshares, Inc. (the “Company”) will be held at the Guaranty Bank Operations Center, 1414 W. Elfindale Street, Springfield, Missouri, on May 22, 2013, at 6:00 p.m., local time.  Stockholders of record at the close of business on April 1, 2013 are the stockholders entitled to vote at the Meeting.

A Proxy Card and a Proxy Statement for the Meeting are enclosed.

The Meeting is being held for the purpose of considering and acting upon:

1.	The election of three directors.

2.	The advisory (non-binding) proposal on executive compensation.

3.	The ratification of BKD, LLP as Independent Registered Public Accounting Firm to the Company for the fiscal year ending December 31, 2013.

4.
Such other matters as may come properly before the Meeting or any adjournments thereof.  Except with respect to procedural matters incident to the conduct of the Meeting, the Board of Directors is not aware of any other business to come before the Meeting.

Important Notice Regarding the Availability of Proxy Materials for the 2013 Annual Stockholders’ Meeting to be Held on May 22, 2013.  Pursuant to the rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials both by: (i) sending you this full set of proxy materials, including a proxy card; and (ii) notifying you of the availability of our proxy materials on the internet. This Notice and Proxy Statement and our 2012 Annual Report may be accessed at www.gbankmo.com.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ Don M. Gibson
Don M. Gibson Chairman of the Board

Springfield, Missouri
April 22, 2013

THE BOARD OF DIRECTORS URGES YOU TO SIGN, DATE AND RETURN YOUR PROXY CARD AS SOON AS POSSIBLE, EVEN IF YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING.  THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE ANNUAL MEETING IF YOU DESIRE, AND YOU MAY REVOKE YOUR PROXY BY WRITTEN INSTRUMENT AT ANY TIME PRIOR TO THE VOTE AT THE ANNUAL MEETING.  IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER TO VOTE PERSONALLY AT THE MEETING.

2

1341 W. Battlefield ▪ Springfield, MO 65807 417-520-4333 ▪ www.gbankmo.com

April 22, 2013

Dear Fellow Stockholder:

On behalf of the Board of Directors and management of Guaranty Federal Bancshares, Inc., I cordially invite you to attend the 2013 Annual Meeting of Stockholders to be held at the Guaranty Bank Operations Center, 1414 W. Elfindale Street, Springfield, Missouri, on Wednesday, May 22, 2013 at 6:00 p.m., local time.  The attached Notice of Annual Meeting of Stockholders and Proxy Statement describe the formal business to be transacted at the meeting.  Following the formal meeting, I will report on the operations of the Company.  Directors and officers of the Company, as well as representatives of BKD, LLP, our independent registered public accounting firm, will be present to respond to any questions that stockholders may have.

Whether or not you plan to attend the meeting, please sign and date the enclosed proxy card and return it in the accompanying postage-paid return envelope as soon as possible.  This will not prevent you from voting in person at the meeting but will assure that your vote is counted if you are unable to attend the meeting.

Respectfully,

/s/ Shaun A. Burke
Shaun A. Burke
President and CEO

GUARANTY FEDERAL BANCSHARES, INC.
1341 WEST BATTLEFIELD
SPRINGFIELD, MISSOURI 65807-4181

_____________________

PROXY STATEMENT
_____________________

This Proxy Statement has been prepared in connection with the solicitation of proxies by the Board of Directors of Guaranty Federal Bancshares, Inc. (the “Company”) for use at the annual meeting of stockholders to be held on May 22, 2013 (the “Annual Meeting”), and at any adjournment(s) thereof.  The Annual Meeting will be held at 6:00 p.m., local time, at the Guaranty Bank Operations Center, 1414 W. Elfindale Street, Springfield, Missouri.  It is anticipated that this Proxy Statement will be mailed to stockholders on or about April 22, 2013.

RECORD DATE--VOTING--VOTE REQUIRED FOR APPROVAL

All persons who were holders of record of the common stock, par value $0.10 per share (“Common Stock”) of the Company at the close of business on April 1, 2013 (“Record Date”) will be entitled to cast votes at the Annual Meeting.  Voting may be by proxy or in person.  As of the Record Date, the Company had 2,732,392 shares of Common Stock issued and outstanding.

Holders of a majority of the outstanding shares of Common Stock entitled to vote, represented in person or by proxy, will constitute a quorum for purposes of transacting business at the Annual Meeting.

Stockholders are urged to indicate their vote in the appropriate spaces on the proxy card.  Each proxy solicited hereby, if properly executed, duly returned to the Board of Directors of the Company (the “Board of Directors” or the “Board”) and not revoked prior to the Annual Meeting, will be voted at the Annual Meeting in accordance with the stockholder’s instructions indicated thereon.  Where no instructions are indicated, proxies will be voted by those named in the proxies FOR the approval of the specific proposals presented in this Proxy Statement and on the proxy card and in their discretion upon any other business that may properly come before the Annual Meeting or any adjournment thereof.  Each stockholder shall have one vote for each share of Common Stock owned.

A stockholder giving a proxy has the power to revoke the proxy at any time before it is exercised by filing with the Secretary of the Company written instructions revoking the proxy.  A duly executed proxy bearing a later date will be sufficient to revoke an earlier proxy.  The proxy executed by a stockholder who attends the Annual Meeting will be revoked only if that stockholder files the proper written instrument with the Secretary prior to the end of the voting at the Annual Meeting.

To the extent necessary to assure sufficient representation at the Annual Meeting, proxies may be solicited by officers, directors and regular employees of the Company personally, by telephone, by internet or by further correspondence.  Officers, directors and regular employees of the Company will not be compensated for their solicitation efforts.  The cost of soliciting proxies from stockholders will be borne by the Company.  The Company will also reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Common Stock.

Regardless of the number of shares of the Company’s Common Stock owned, it is important that stockholders be represented by proxy or be present in person at the Annual Meeting.  In order for any proposals considered at the Annual Meeting to be approved by the Company’s stockholders, a quorum must be present.  Stockholders are requested to vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage-paid envelope.

Proxies marked as abstentions and broker non-votes (as defined below) will be treated as shares present for purposes of determining whether a quorum is present.  Proxies marked as abstentions will not be counted as votes cast. Brokers are entitled to vote the shares they hold for their customers in “street name” on routine matters when the customers (i.e. the “beneficial owners”) do not instruct the brokers how to vote the customer’s shares.  Only Proposal Three, regarding the ratification of BKD, LLP as Independent Registered Public Accounting Firm, is deemed to be a routine matter.  Brokers will be entitled to vote shares of Common Stock they hold in street name on Proposal Three in the absence of instructions on how to vote by the beneficial owners.  Proposals One and Two are not deemed to be routine matters and, as such, brokers are not entitled to vote shares of Common Stock they hold in street name on Proposals One and Two in the absence of instructions on how to vote from the beneficial owners.  These are referred to as “broker non-votes.”  Broker non-votes will not be counted as votes cast, and therefore will not affect the election of directors or advisory approval of executive compensation.

Directors are elected by a plurality of votes of the shares present in person or by proxy at the Annual Meeting.   The proposals to approve executive compensation and to ratify the selection of the independent registered public accounting firm require the affirmative vote of a majority of the votes cast on such matter.  Accordingly, abstentions will have no effect on the election of directors, executive compensation or the ratification of the Company’s independent registered public accounting firm.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Persons and groups owning in excess of 5% of the Common Stock are required to file certain reports regarding such ownership pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The Certificate of Incorporation of the Company restricts the voting by persons who beneficially own in excess of 10% of the outstanding shares of Common Stock.  This restriction does not apply to employee benefit plans of the Company.  The following table sets forth, as of the Record Date, persons or groups who are known by the Company to beneficially own more than 5% of the Common Stock.

Name and Address Of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Guaranty Bank, Trustee of the Employee Stock Ownership Plan (“ESOP”) 1341 West Battlefield Springfield, MO 65807-4181	234,885(1)	8.60%
Pizza Ventures, Inc. and Richard A. Pendleton 1525 E Republic Road Springfield, MO 65804	157,915(2)	5.78%

(1)
Reflects shared investment and voting power with respect to all shares listed.  The ESOP purchased these shares for the exclusive benefit of plan participants with funds borrowed from the Company.  These shares are held in a suspense account and are allocated among ESOP participants annually on the basis of compensation as the ESOP debt is repaid.  The ESOP Committee, consisting of certain non-employee directors of the Company’s Board of Directors, instructs the ESOP Trustee regarding investment of ESOP plan assets.  The ESOP Trustee must vote all shares allocated to participant accounts under the ESOP as directed by participants.  Unallocated shares and allocated shares for which no timely voting direction is received are voted by the ESOP Trustee as directed by the ESOP Committee.  Effective December 31, 2012, the Board approved the termination of the ESOP.  Subject to approval from the Internal Revenue Service, all employee accounts will become fully vested and the plan shares will be distributed to participants in the ESOP at the date of termination.

(2)
Information based on a joint schedule 13D filed with the Securities and Exchange Commission on August 10, 2012, by Pizza Ventures, Inc. (“PVI”) and Richard A. Pendleton (“Mr. Pendleton”) as the “Reporting Persons”. The Schedule 13D reports sole voting and investment power over 4,000 shares beneficially owned by Mr. Pendleton through an individual retirement account and shared voting and investment power over 153,915 shares beneficially owned by PVI.  The Schedule 13D reports that Mr. Pendleton is the President, Secretary and sole director of PVI.

The following table sets forth certain information as of the Record Date, with respect to the shares of the Company’s Common Stock beneficially owned by each of the directors, nominees for director and Named Executive Officers (see section titled “Summary Compensation Table”) of the Company, and the total shares beneficially owned by directors and executive officers as a group.  The Company’s policy is for each director to own a minimum of 2,500 shares, exclusive of stock grants and non-exercised stock options.  Directors with less than 5 years of experience on the Board are required to own a minimum of 500 shares for each full year of service on the Board, up to 2,500 shares.  Less than 1% stock ownership is shown below with an asterisk (*).

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Total Outstanding Common Shares
Jack L. Barham	51,778(2)(3)	1.7%
Don M. Gibson	87,950 (2)(4)	3.0%
Shaun A. Burke	87,954(2)(5)	3.0%
Kurt D. Hellweg	47,978(2)(6)	1.6%
Gregory V. Ostergren	62,697(2)(7)	2.1%
Tim Rosenbury	40,810(2)(8)	1.4%
James L. Sivils, III	45,151(2)(9)	1.5%
James R. Batten	44,106(2)(10)	1.5%
John Griesemer	38,316(2)(11)	1.3%
Carter M. Peters	28,933(12)	1.0%
H. Michael Mattson	35,314(13)	1.2%
Sheri Biser	5,290(14)	*
Total owned by all directors and executive officers as a group (twelve persons)	576,277(15)	19.4%

(1)
Amounts may include shares held directly, as well as shares held jointly with family members, in retirement accounts, in a fiduciary capacity, by certain family members, by certain related entities or by trusts of which the directors and executive officers are trustees or substantial beneficiaries, with respect to which shares the respective director or executive officer may be deemed to have sole or shared voting and/or investment powers.  Due to the rules for determining beneficial ownership, the same securities may be attributed as being beneficially owned by more than one person.  The holders may disclaim beneficial ownership of the included shares which are owned by or with family members, trusts or other entities.

(2)
Excludes 234,885 shares of Common Stock held under the ESOP for which the individual serves as a member of the ESOP Committee or Trustee.  Each individual disclaims beneficial ownership with respect to these shares held in a fiduciary capacity.

(3)	Includes 6,000 shares of Common Stock that the individual has the right to acquire through the exercise of options within 60 days of the Record Date.
(4)	Includes 6,000 shares of Common Stock that the individual has the right to acquire through the exercise of options within 60 days of the Record Date.
(5)	Includes 63,000 shares of Common Stock that the individual has the right to acquire through the exercise of options within 60 days of the Record Date.
(6)	Includes 6,000 shares of Common Stock that the individual has the right to acquire through the exercise of options within 60 days of the Record Date.
(7)	Includes 6,000 shares of Common Stock that the individual has the right to acquire through the exercise of options within 60 days of the Record Date.
(8)	Includes 23,500 shares of Common Stock that the individual has the right to acquire through the exercise of options within 60 days of the Record Date.
(9)	Includes 31,000 shares of Common Stock that the individual has the right to acquire through the exercise of options within 60 days of the Record Date.

(10)	Includes 31,000 shares of Common Stock that the individual has the right to acquire through the exercise of options within 60 days of the Record Date.
(11)	Includes 16,000 shares of Common Stock that the individual has the right to acquire through the exercise of options within 60 days of the Record Date.
(12)	Includes 22,000 shares of Common Stock that the individual has the right to acquire through the exercise of options within 60 days of the Record Date.
(13)	Includes 22,000 shares of Common Stock that the individual has the right to acquire through the exercise of options within 60 days of the Record Date.
(14)	Includes 3,900 shares of Common Stock that the individual has the right to acquire through the exercise of options within 60 days of the Record Date.
(15)	Includes 236,400 shares of Common Stock that the group has the right to acquire through the exercise of options within 60 days of the Record Date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of the Common Stock, to file reports detailing their ownership and changes of ownership in the Common Stock with the Securities and Exchange Commission (“SEC”) and to furnish the Company with copies of all such ownership reports.  Based solely on the Company’s review of the copies of the ownership reports furnished to the Company, and written representations relative to the filing of certain forms, the Company believes that all Section 16(a) filing requirements applicable to its officers and directors, and persons who own more than ten percent of the Common Stock, were complied with during the 2012 fiscal year.

FIRST PROPOSAL:  ELECTION OF DIRECTORS

The number of directors constituting the Board is currently nine.  The Board is divided into three classes of three directors.  The term of office of one class of directors expires each year in rotation so that the class up for election at each annual meeting of stockholders has served for a three-year term.  The terms of three of the present directors (Messrs. Barham, Gibson, Rosenbury) are expiring at the Annual Meeting.

Messrs. Barham, Gibson, and Rosenbury have been nominated, upon the recommendation of the Nominating Committee of the Board, by the Board and, upon election at the Annual Meeting, will hold office for a three-year term expiring in 2016 or until their successors are elected and qualified.  Each nominee has indicated that he is willing and able to serve as a director if elected and has consented to being named as a nominee in this Proxy Statement.

Unless otherwise specified on the proxies received by the Company, it is intended that proxies received in response to this solicitation will be voted in favor of the election of each person named in the following table to be a director of the Company for the term as indicated, or until his successor is elected and qualified.  There are no arrangements or understandings between the nominees or directors and any other person pursuant to which any such person was or is selected as a director or nominee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE FOR THE FOLLOWING NOMINEES.

Nominees for Three-Year Terms Expiring 2016

Name	Age (1)	Director Since	Current Term Expires
Jack L. Barham	79	1983	2013
Don M. Gibson	69	2002	2013
Tim Rosenbury	56	2002	2013

In addition to the three nominees proposed to serve on the Board as described above, the following individuals are also directors of the Company, each serving for the current term indicated.

Directors Who Are Not Nominees
Who Will Continue in Office After the Annual Meeting

Name	Age (1)	Director Since	Current Term Expires
John F. Griesemer	45	2008	2014
Gregory V. Ostergren	57	1999	2014
James L. Sivils, III	48	2002	2014
James R. Batten	50	2006	2015
Shaun A. Burke	49	2004	2015
Kurt D. Hellweg	55	2000	2015

(1)	As of the Record Date

Biographical Information

Set forth below are brief summaries of the background and business experience, including principal occupation, of each nominee and director currently serving on the Board of Directors of the Company.

James R. Batten, CPA, is the Executive Vice President of Convoy of Hope, an international nonprofit relief organization.  Mr. Batten served as Chief Operations Officer and Executive Vice President of AG Financial Solutions from September 2007 through March 2009.  Mr. Batten served as the Executive Vice President of Finance, Chief Financial Officer and Treasurer of O’Reilly Automotive, Inc. (a publicly traded company) from January 1993 through March 2007.  Prior to joining O’Reilly, Mr. Batten was employed by the accounting firms of Whitlock, Selim & Keehn, from 1986 to 1993 and Deloitte, Haskins & Sells from 1984 until 1986.  Mr. Batten is a member of the board of AG Financial Solutions, Foundation Capital Resources and Treasurer of Hope Church.  Mr. Batten is a former member of the NASDAQ Issuer Affairs Committee.  He has also served on a number of other professional and civic boards including the Springfield Area Chamber of Commerce, Big Brothers Big Sisters of the Ozarks and New Covenant Academy.  Mr. Batten’s accounting expertise, public company background and community involvement make him a valuable resource to the Board.

Shaun A. Burke joined Guaranty Bank, the Company’s wholly-owned subsidiary (the “Bank”), in March 2004 as President and Chief Executive Officer and was appointed President and Chief Executive Officer of the Company on February 28, 2005.  He has over 30 years of banking experience. Mr. Burke received a Bachelor of Science Degree from Missouri State University and is a graduate of the Graduate School of Banking of Colorado.  He is a Board Member and President of the Springfield Business Development Corporation, the economic development subsidiary of the Springfield Area Chamber of Commerce, and a Member of the Missouri Bankers Association Board serving on the Audit Committee.  He is also a past Member of the United Way Allocations and Agency Relations Executive Committee, Salvation Army Board, and Big Brothers Big Sisters Board.

Kurt D. Hellweg is Chief Executive Officer and Chairman of the Board of International Dehydrated Foods, Inc. (“IDF”) and American Dehydrated Foods, Inc. (“ADF”).  IDF and ADF are privately held companies that manufacture and market ingredients for both the food and feed industries.  Mr. Hellweg has previously served as Vice President of Sales, Senior Vice President of Operations, and President/COO of ADF.  Prior to joining ADF, Mr. Hellweg was an officer in the U.S. Navy from 1980 to 1987.  During that time, he served tours as a helicopter pilot in the Atlantic Fleet and as an instructor pilot.  Mr. Hellweg holds a BS degree in Engineering from the University of Nebraska.  He is a past member of the Board of the Springfield Area Chamber of Commerce, the Springfield Area Arts Council, and the Springfield Symphony.  Mr. Hellweg brings to the Board strong organizational and leadership skills, a strong managerial experience and knowledge and deep ties in the local community.

Jack L. Barham worked at Guaranty Federal Savings Bank, the predecessor savings bank to the Bank, for 24 years and retired in 1995.  He served in various positions of responsibility and was a Realtor and appraiser.  In 1983, he was elected to the Company’s Board of Directors.   In 1990, he was elected Vice President and Chairman of the Board, and continued to serve as Chairman of the Board until he relinquished such position in March 2005.  The Board approved Mr. Barham as Vice Chairman of the Company in March 2005.  He served in the US Navy, is a deacon at Ridgecrest Baptist Church and has been a member of various civic organizations.  Mr. Barham’s history with the Company, his knowledge of the banking industry and his strong ties to the community make him a valuable resource to the Board.

Don M. Gibson was elected as President and Chief Executive Officer of the Company in January 2002 and served in such capacities until his retirement at the end of February 2005.  Mr. Gibson also served as President and Chief Executive Officer of the Bank from January 2002 until the appointment of Shaun A. Burke on March 9, 2004 to serve in such capacity.  Mr. Gibson has served as Chairman of the Board for the Company and the Bank since March 2005.  Prior to joining the Company, Mr. Gibson was a retired banking executive.  From March 2000 to July 2000 Mr. Gibson was President of Sinclair National Bank, Gravette, Arkansas.  Prior to that, Mr. Gibson was at Great Southern Bank, a subsidiary of Great Southern Bancorp, Inc., Springfield, Missouri, holding various positions since September 1975 with his last being Vice Chairman.  Mr. Gibson’s 52 plus years of banking industry experience, knowledge of public company organizational issues and his community and civic experience make him a valuable resource to the Board.

Tim Rosenbury, AIA, is Executive Vice President and Chairman of Butler, Rosenbury & Partners, Inc., an architecture, engineering, and planning firm in Springfield, Missouri, and he has held these positions since 1997.  Mr. Rosenbury joined the firm in 1984 after practicing in Memphis, Tennessee.  He graduated with a B.Arch. from Mississippi State University in 1980, which in 1999 awarded him the designation of Alumni Fellow.  He is a member of a number of professional and civic organizations, for many of which he has held leadership positions, including Chairman of the Springfield Area Chamber of Commerce. Mr. Rosenbury brings to the Board strong community leadership and significant experience in general business and real estate management.

John F. Griesemer is Executive Vice President, Chief Operations Officer and member of the Board of Directors of Springfield Underground, Inc.  Springfield Underground, Inc. is a privately held construction materials supplier and real estate developer in the Springfield, Missouri area.  Mr. Griesemer previously served as Area Manager and General Manager of Springfield Underground, Inc. related companies and as a management trainee with Vulcan Materials Company in Northern Virginia.  Mr. Griesemer holds a BS degree in Industrial Management and Engineering from Purdue University.  He is the Chairman of the Board of Mercy Hospital of Springfield and an officer of Missouri Limestone Producers Association.  He is a past Member of the Board of Catholic Campus Ministries, Junior Achievement of the Ozarks and Ozark Technical Community College Foundation.  Mr. Griesemer brings to the Board a strong organizational and leadership background, management experience and deep ties in the local community.

Gregory V. Ostergren is the Chairman, President and Chief Executive Officer of American National Property and Casualty Insurance Companies (“ANPAC”), Springfield, Missouri, and Chairman of the Farm Family Insurance Group, Albany, New York (“Farm Family”).  Mr. Ostergren joined ANPAC in October of 1990 as President and CEO.  In 2000, he took on the additional role as Chairman of ANPAC and in 2001, following the acquisition of Farm Family which he led; Mr. Ostergren was voted Chairman of Farm Family.  He is on the Board of Governors of the Property and Casualty Insurance Association of American and is Past Chairman of the Insurance Institute for Highway Safety, Washington, DC.  After graduating from the University of Minnesota in 1977, Mr. Ostergren held various positions at Allstate Insurance Company in Chicago, Illinois, and Mutual Service Insurance Company in St. Paul, Minnesota.  He is a member of the American Academy of Actuaries, an Associate of the Casualty Actuarial Society and a member of the academic business honor society Beta Gamma Sigma.  He presently serves on the Board of Executive Advisors for the College of Business Administration at Missouri State University where he also serves as the chairman of the Governance Committee.  He is an honorary member of the MDRT foundation.  He is past Chairman of the College of Natural and Applied Sciences Advisory Board for Missouri State University.  He has also served as a Member of the Board of the Springfield Public School Foundation, as a Member of the Board and Treasurer of the United Way of the Ozarks, and has served on a number of other professional and civic boards of directors.  Mr. Ostergren brings to the Board a strong organizational and leadership background, experience in corporate governance, a strong involvement in civic matters and a knowledge and expertise of insurance and other related matters.

James L. Sivils, III, JD, is the CEO of Environmental Works, Inc. a Springfield Missouri based environmental consulting firm.  Mr. Sivils is also a partner in Morelock-Ross Companies, a group of privately held companies involved in both commercial and residential construction and real estate development and management.  Prior to a career in real estate development,  Mr. Sivils worked as an attorney from 1990-1993.  Mr. Sivils holds a J.D. degree from the University of Missouri – Kansas City Law School and a B.A. degree from the University of Missouri – Columbia.  Mr. Sivils is a member and past Chapter Chair of the Ozarks Chapter of the Young Presidents Organization.  Mr. Sivils legal background and knowledge and experience with real estate matters make him a valuable resource to the Board.

Director Independence

The Board has determined that all of the directors, except for Director Burke who is an executive officer of the Company, are “independent directors” as that term is defined in Rule 5605(a) (2) of the Marketplace Rules of The Nasdaq Stock Market (“Nasdaq”).  These directors constitute a majority of the Board.

Board Leadership Structure

Throughout its history, the Company has kept the positions of Chairman of the Board and Chief Executive Officer separate.  Currently, Mr. Gibson holds the position of Chairman of the Board and Mr. Burke holds the position of Chief Executive Officer.  Mr. Gibson is considered to be “independent” according to NASDAQ listing requirements.

The Board believes that having separate positions and having an independent outside director serve as Chairman is the appropriate leadership structure for the Company at this time and demonstrates our commitment to good corporate governance.  Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman to lead the Board in its fundamental role of providing advice to and independent oversight of management.  We believe that having an independent Chairman eliminates the conflicts of interest that may arise when the positions are held by one person.  In addition, this leadership structure allows the Board to more effectively monitor and evaluate the performance of our Chief Executive Officer.

Board’s Role in Risk Oversight

It is necessary to effectively manage risk when managing and operating every financial institution. We face a number of risks, including but not limited to, general economic risks, credit risks, regulatory risks, audit risks, reputational risks, and business competition. Management is responsible for the day-to-day management of risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the general oversight of risk management. In its role of risk oversight, the Board has the responsibility to satisfy itself that the risk management processes and procedures designed and implemented by management are appropriate and functioning as designed.

While the full Board is charged with ultimate oversight responsibility for risk management, various committees of the Board and members of management also have specific responsibilities with respect to our risk oversight. Each Board committee has been assigned oversight responsibility for specific areas of risk and risk management, and each committee considers risks within its areas of responsibility. Each of these committees receives regular reports from management regarding our risks and reports regularly to the Board concerning risk.

We believe that providing for full and open communication between management and the Board is essential for effective risk management and oversight. Certain senior management personnel, consistent with their specific areas of responsibility, attend Board meetings and/or Board committee meetings on a regular and consistent basis. We have regular and ongoing reporting and communication mechanisms in place to ensure that oversight is effective.

Meetings and Committees of the Board of Directors

The business of the Company is conducted at regular and special meetings of the full Board of Directors and its standing committees.  The standing committees consist of the Executive, Audit, Compensation, Investment, Nominating, ESOP (Employee Stock Ownership Plan), and Stock Option Committees.  During the twelve months ended December 31, 2012, the Board held twelve regular meetings and no special meetings.  Each director attended at least 75% of those meetings and the meetings held by all committees of the Board on which he served.

Although the Company does not have a formal policy regarding director attendance at the Company’s annual stockholders meeting, all directors are expected to attend these annual meetings absent extenuating circumstances.  All current directors, except Gregory V. Ostergren, attended the Company’s annual meeting of stockholders held on May 23, 2012.

Stockholder Communications with Directors

Stockholders and other interested persons who wish to communicate with the board of directors of the Company, or any individual director, should send their written correspondence by mail to: Don M. Gibson, Chairman of the Board, Guaranty Federal Bancshares, Inc., 1341 West Battlefield, Springfield, Missouri 65807.

Audit Committee

The Company has a separately designated Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act.  The Audit Committee of the Board is composed of independent, non-employee directors of the Company and currently consists of five directors: Messrs. Batten, Hellweg, Rosenbury, Ostergren and Sivils.  The Board has determined that Mr. Batten qualifies as an Audit Committee Financial Expert, as defined in the rules and regulations of the SEC.  This standing committee, among other things, (i) regularly meets with the internal auditor to review audit programs and the results of audits of specific areas as well as other regulatory compliance issues, (ii) meets at least annually in executive session with the Company’s independent auditors to review the results of the annual audit and other related matters, and (iii) meets quarterly with management and the independent auditors to review the Company’s financial statements and significant findings based on the independent auditor’s review.  The Audit Committee is responsible for hiring, retaining, compensating and terminating the Company’s independent auditors.  The Audit Committee operates under a written charter adopted by the Company’s Board of Directors.  A copy of the Audit Committee Charter was included as Appendix A to the Proxy Statement prepared in connection with the annual meeting of stockholders held on May 23, 2012.

During the twelve months ended December 31, 2012, the Audit Committee met seven times (See “Report of the Audit Committee”).

Nominating Committee

The Nominating Committee of the Board is composed of three or more directors as appointed by the Board, each of whom are required to be an “independent director” as defined under the NASDAQ  listing standards.  Currently, the Nominating Committee consists of four directors, Messrs. Rosenbury, Sivils, Barham, and Gibson, each of whom is an “independent director.”  During the twelve months ended December 31, 2012, the Nominating Committee met two times.  The Nominating Committee operates under a formal written charter adopted by the Board of Directors.  A copy of the Nominating Committee’s charter was included as Appendix A to the Proxy Statement prepared in connection with the annual meeting of stockholders held on May 25, 2011.

The Nominating Committee is responsible for identifying individuals qualified to serve as members of the Board and recommending to the Board the director nominees for election and appointment to the Board, as well as director nominees for each of the committees of the Board.  In accordance with its charter, the Nominating Committee recommends candidates (including incumbent nominees) based on the following criteria:  business experience, education, integrity and reputation, independence, conflicts of interest, diversity, age, number of other directorships and commitments (including charitable obligations), tenure on the Board, attendance at Board and committee meetings, stock ownership, specialized knowledge (such as an understanding of banking, accounting, marketing, finance, regulation and public policy) and a commitment to the Company’s communities and shared values, as well as overall experience in the context of the needs of the Board as a whole.  The Committee monitors the mix of skills and experience of its directors and committee members in order to assess whether the Board has the appropriate tools to perform its oversight function effectively. While we do not have a separate diversity policy, the Nominating Committee does consider the diversity of its directors and nominees in terms of knowledge, experience, skills, expertise, and other demographics which may contribute to the Board.

With respect to nominating existing directors, the Nominating Committee reviews relevant information available to it and assesses their continued ability and willingness to serve as a director.  The Nominating Committee will also assess such person’s contribution in light of the mix of skills and experience the Nominating Committee has deemed appropriate for the Board as a whole.  With respect to nominations of new directors, the Nominating Committee will conduct a thorough search to identify candidates based upon criteria the Nominating Committee deems appropriate and considering the mix of skills and experience necessary to complement existing members of the Board.  The Nominating Committee will then review selected candidates and make its recommendation to the Board.

Nominations by a stockholder will be considered by the Nominating Committee if such nomination is written and delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Company between 30 and 60 days prior to the meeting at which such nominee may be considered.  However, if less than 31 days’ notice of the meeting is given by the Company to stockholders, written notice of the stockholder nomination must be given to the Secretary of the Company as provided above no later than the tenth day after notice of the meeting was mailed to stockholders.  A nomination must set forth, with respect to the nominee, (i) name, age, and addresses, (ii) principal occupation or employment, (iii) Common Stock beneficially owned, and (iv) other information that would be required in a proxy statement.  The stockholder giving notice must list his or her name and address, as they appear on the Company’s books, and the amount of Common Stock beneficially owned by him or her.  In addition, the stockholder making such nomination must promptly provide to the Company any other information reasonably requested by the Company.  Nominations from stockholders will be considered and evaluated using the same criteria as all other nominations.

Compensation Committee

The Board of Directors of the Company and the Board of Directors of the Bank are comprised of the same persons.  The Compensation Committee of the Bank’s Board of Directors, which consists solely of non-employee directors of the Bank, is comprised of Messrs. Ostergren, Hellweg, Barham,  Batten, and Griesemer.  As indicated above, each of these committee members is an “independent director” as defined under the NASDAQ listing standards.  The Company has no full time employees and relies on employees of the Bank for the limited services received by the Company.  All compensation paid to executive officers of the Company is paid by the Bank.

The Compensation Committee, together with the full Board, is responsible for designing the compensation and benefit plans for all employees, executive officers and directors of the Company and the Bank, including the Chief Executive Officer, based on its review of performance measures, industry salary surveys and the recommendations of management concerning compensation (See “Report on Executive Compensation”).  The Compensation Committee, without the participation of the full Board, is responsible for determining the compensation of the Chief Executive Officer and the other Named Executive Officers of the Company, and all such compensation decisions are made solely by the Compensation Committee.  Independent consultants may be engaged directly by the Compensation Committee to evaluate the Company’s executive compensation.  The Compensation Committee, together with the full Board, determines the compensation of all other officers.  The Compensation Committee may delegate its authority to a subcommittee of the Compensation Committee.

During the twelve months ended December 31, 2012, the Compensation Committee met six times.  The Compensation Committee operates under a formal written charter adopted by the Company’s Board of Directors.  A copy of the Compensation Committee’s charter was included as Appendix B to the Proxy Statement prepared in connection with the annual meeting of stockholders held on May 25, 2011.

REPORT OF THE COMPENSATION COMMITTEE

Compensation Committee Interlocks and Insider Participation

Since August 2002, the Compensation Committee of the Board has consisted of non-employee directors of the Bank.  During the fiscal year ended December 31, 2012, Mr. Jack L. Barham served on the Compensation Committee, and for many years until his retirement in 1995, he had been an officer of the Bank.  Mr. Barham is the only member of the Compensation Committee during 2012 who was formerly an officer of the Company or the Bank.  Prior to March 2005, Mr. Don M. Gibson served as the President and Chief Executive Officer of the Company and the Bank, but during 2012 he was not a member of the Compensation Committee.  In addition, Mr. Shaun Burke, the current President and Chief Executive Officer of the Company and the Bank, did not serve as a member of the Compensation Committee during 2012. No executive officer of the Company served on the compensation committee or board of directors of any company that employed any member of the Company’s Compensation Committee or Board of Directors.

COMPENSATION DISCUSSION AND ANALYSIS

Overall Compensation Philosophy and Objectives

The Compensation Committee, together with the full Board, has designed the compensation and benefit plans for all employees, executive officers and directors in order to attract and retain individuals who have the skills, experience and work ethic to provide a coordinated work force that will effectively and efficiently carry out the policies adopted by the Board and to manage the Company and the Bank to meet the Company’s mission, goals and objectives.

To determine the compensation of executive officers and directors, the Compensation Committee reviews industry compensation statistics based on our asset size, makes cost of living adjustments, and establishes salary ranges for each executive officer and fees for the Board.  The Compensation Committee then reviews (i) the financial performance of the Bank over the most recently completed fiscal year (including Return on Assets, Return on Equity, asset quality, etc.) compared to results at comparable companies within the industry, and (ii) the responsibilities and performance of each executive officer and the salary compensation levels of each executive officer compared to like positions at comparable companies within the industry.  The Compensation Committee evaluates all factors subjectively in the sense that they do not attempt to tie any factors to a specific level of compensation.

The Compensation Committee offers long-term incentives for executive officers and other management personnel primarily in the form of stock option and restricted stock awards.  We believe that our stock award programs are an important component of compensation to attract and retain talented executives, provide an incentive for long-term corporate performance, and to align the long-term interests of executives and stockholders.

All executive officers may participate on an equal, non-discriminatory basis in the Bank’s medical insurance plan, long-term disability plan and group life insurance plan.  The Bank also provides all executive officers with the opportunity to participate in the ESOP, and a contributory 401 (k) tax-deferred savings plan.  The Compensation Committee of the Bank recommends all compensation and benefit plans to the full Board for approval annually.

Executive Compensation Philosophy and Objectives

The Compensation Committee is guided by the following four key principles in determining the compensation of the Company’s executive officers:

•	Competition. The Committee believes that compensation should reflect the competitive marketplace, so the Company can attract, retain and motivate talented personnel.
•
Accountability for Business Performance.  Compensation should be tied in part to the Company’s financial performance, so that executives are held accountable through their compensation for the performance of the Company.

•	Accountability for Individual Performance. Compensation should be tied in part to the individual’s performance to reflect individual contributions to the Company’s performance.
•
Alignment with Stockholder Interests.  Compensation should be tied in part to the Company’s stock performance through long-term incentives such as restricted stock and the ESOP, to align the executive’s interests with those of the Company’s stockholders.

Report of Executive Compensation

The compensation of the Chief Executive Officer (the “CEO”) and other Named Executive Officers (or “NEOs”) is recommended by the Compensation Committee with final approval from the full Board.  The CEO is not a member of the Compensation Committee and does not attend any Compensation Committee meetings unless specifically requested to do so by the Chairman of the Compensation Committee.  The CEO may act as a key discussion partner with the Compensation Committee members to provide information regarding business context, the market environment and our strategic direction.  The CEO also provides recommendations to the Compensation Committee on individual performance evaluations and compensation for the NEOs, other than himself. The compensation packages reflect a range based on like-sized, like-position comparables within the industry and the geographical region, augmented by the performance of the individual executive officer and the Company.  Option grants under the stock option plans described below provide long-term incentive to stay with the Company, but should not replace, or override, maintenance of the compensation range established from the comparables.

McLagan served as the Compensation Committee’s independent compensation consultant during 2012.  They report directly to the Compensation Committee and do not provide services to, or on behalf of, any other part of the Company’s business.  Major services provided by McLagan included: (1) assisting in the development of the Bank’s peer group; (2) evaluating executive officer compensation to like positions in the peer group, providing analysis on the data, and recommending compensation elements, including overall compensation philosophy, base salary, annual incentive compensation, long-term incentives and perquisites; (3) providing peer data analysis for director compensation; and (4) providing regulatory updates.  Other than as described herein, the Bank did not give any specific direction to the compensation consultant about the peer group or the results reported.

The Compensation Committee has reviewed all components of the CEO’s and the other NEOs compensation, including salary, bonus, accumulated and realized and unrealized stock options and compensation under the Company’s ESOP.  Based on this review, the Committee finds the CEO’s and other NEOs total compensation in the aggregate to be reasonable and not excessive.  It should be noted that when the Compensation Committee considers any component of the CEO’s and NEOs total compensation, the aggregate amounts and mix of all the components, including accumulated and realized and unrealized stock options and compensation under the Company’s ESOP, are taken into consideration in the Committee’s decisions.

Participation in the U.S. Treasury’s Capital Purchase Program

The Emergency Economic Stabilization Act of 2008 (“EESA”) was enacted on October 3, 2008 to create the Troubled Asset Relief Program ("TARP"), which provides authority for the United States Department of the Treasury (the "Treasury") to purchase and insure certain types of troubled assets, and for other purposes.

One component of TARP is a generally available capital access program known as the Capital Purchase Program (“CPP”) under which a financial institution may issue preferred shares and warrants to purchase shares of its common stock to the Treasury, subject to certain conditions.   The Company participated in the CPP through which the Treasury invested $17.0 million in our preferred stock and warrants on January 30, 2009.

Under the EESA, the applicable executive compensation restrictions applied to the compensation of the Company’s Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers (the executive officers listed in the Summary Compensation Table on page 15 referred to herein as the Senior Executive Officers). In some cases, as a result of the passage of the ARRA discussed below, the executive compensation restrictions expanded to apply to certain non-executive officers. In addition, in connection with our participation in the CPP each of the Senior Executive Officers was required to and did execute a waiver of any claim against the United States or the Company for any changes to his or her compensation or benefits that are required in order to comply with the regulations issued by the Treasury.

On February 17, 2009, the American Recovery and Reinvestment Act of 2009 (the “ARRA”) was adopted.  The ARRA has significant implications on the compensation arrangements of institutions such as the Company that have participated in the CPP. The ARRA directed the Secretary of the Treasury to establish standards and promulgate regulations on executive compensation practices of TARP recipients.  The ARRA’s restrictions apply to the Company and its compensation policies in several ways, including the following:

(1)
Prohibition on Bonuses, Retention Awards and Incentive Compensation.  The ARRA includes a prohibition on paying or accruing bonus, incentive or retention compensation to the most highly compensated employee, which is our President and Chief Executive Officer, other than certain awards of long-term restricted stock that are in compliance with ARRA or bonuses payable under existing employment agreements.

(2)
Review of Prior Bonuses, Retention Awards and Incentive Compensation.  The ARRA authorizes the Secretary of the Treasury to review bonuses, incentive and retention payments made to the Senior Executive Officers and the next 20 most highly compensated employees, to determine whether any such payments are inconsistent with the intent of the compensation restrictions under the ARRA and to require the TARP recipient and the subject employees to provide for appropriate reimbursement to the federal government if such payments were based on statements of earnings, revenues, gains or other criteria that are later found to be materially inaccurate.

(3)
Stockholder Say on Pay Vote.  Under ARRA, the TARP recipient must submit a “say-on-pay” proposal to a non-binding vote of stockholders at future annual meetings, whereby stockholders vote to approve the compensation of executives as disclosed pursuant to the executive compensation disclosures included in the proxy statement (such a proposal is being presented at the Annual Meeting as described in this Proxy Statement under “Second Proposal — Advisory (Non-Binding) Vote on Executive Compensation”).

(4)
Prohibition on Golden Parachute Payments. The ARRA prohibits a financial institution from making any payments to the Senior Executive Officers and the next five most highly compensated employees for departure from the Company.  "Golden Parachute Payments" include any payment or the accelerated vesting of any equity award in connection with a departure from the company for any reason (other than death or disability) or a change in control, except for payments for services performed or benefits accrued.

(5)
Compensation Committee; Prohibition on “Encouraging” Earnings Manipulation.  The ARRA requires that a compensation committee be established comprised entirely of independent directors for the purpose of reviewing employee compensation plans, and requires the committee to meet at least semi-annually to discuss and evaluate employee compensation plans in light of an assessment of any risk posed to the TARP recipient from such plans. In addition, the Compensation Committee is required to review compensation plans of the financial institution to determine whether they encourage manipulation of the financial institution’s earnings and to consider ways to limit any unnecessary risks these plans pose to the company.  The Compensation Committee is also required to provide, at least once per fiscal year, a narrative description of how those requirements have been met. In addition, the Compensation Committee must certify annually as to its compliance with these requirements.  Any compensation plans that encourage such manipulation are prohibited.  In January 2012, the Compensation Committee met with the Company’s senior risk officer and performed a risk review of the Company’s employee compensation plans. The Compensation Committee’s conclusions are included in its report, which appears in the section captioned "Compensation Committee Report".

(6)
Luxury Policy.  Under the ARRA, the TARP recipient's Board of Directors must establish a company-wide policy regarding excessive or luxury expenditures including office and facility renovations, aviation or other transportation services and other activities or events that are not reasonable expenditures for staff development, reasonable performance incentives or similar measures in the ordinary course of business.  As required by ARRA, the Board of Directors enacted a company-wide policy regarding excessive or luxury expenditures.

(7)
Compliance Certification. The TARP recipient's Chief Executive Officer and Chief Financial Officer will be required to provide a written certification as an exhibit to the company's annual report on Form 10-K of compliance with the compensation standards described in EESA, as modified by the ARRA and the Interim Final Rule.

(8)	Tax Gross-Ups. ARRA prohibits the payment of any tax gross-up to a TARP recipient's Senior Executive Officers, as well as to any of its next 20 most highly compensated employees.

(9)	Perquisites and Consultants. ARRA requires the TARP recipient to disclose the payment of perquisites and the use of compensation consultants.

ARRA adopts and continues two requirements from EESA, which are essentially unchanged and provide for: (i) the prohibition on any TARP participant from deducting annual compensation paid to any of its top five senior executive officers in excess of $500,000; and (ii) the requirement that the Treasury implement regulations that prohibit a TARP participant from having compensation programs that encourage senior executive officers to take unnecessary and excessive risks that threaten the value of the financial institution.  The Treasury implemented the requirement in (ii) by requiring annual reviews by a financial institution’s compensation committee and certification that the financial institution’s incentive compensation arrangements do not encourage unnecessary and excessive risk.

The Company’s principal executive officer, Mr. Burke, and its principal financial officer, Mr. Peters, have submitted a certification with respect to the Company’s compliance with TARP requirements as part of its Annual Report on Form 10-K filed with the SEC.  TARP requirements listed above will remain applicable to the Company as long as any obligation arising from TARP assistance owed by the Company to the Treasury remains outstanding.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC, and incorporated by reference into our Annual Report on Form 10-K.

In January 2009, the Company issued preferred shares and a warrant to purchase common shares to the Treasury pursuant to the TARP Capital Purchase Program. ARRA requires the compensation committee of a TARP participant to meet at least semi-annually with the financial institution’s senior risk officers to discuss and review the relationship between the financial institution’s risk management policies and practices and the institution’s compensation arrangements with Senior Executive Officers. The purpose of the review is to ensure that the Senior Executive Officer compensation arrangements do not encourage the Senior Executive Officers to take unnecessary and excessive risks that threaten the value of the institution.

In view of the current economic and financial environment, and in conformance with regulations issued by the Treasury, the Compensation Committee of the Board of Directors has reviewed the design and operation of the Company's incentive compensation arrangements, including the performance objectives and target levels used in connection with incentive awards, with the Company's senior risk officer and evaluated the relationship between the Company's risk management policies and practices and these arrangements. The Compensation Committee’s review was designed to assess whether any aspect of the compensation program would encourage any of the Company’s executives to take any unnecessary or inappropriate risks that could threaten the value of the Company or the Bank. In this regard, the Compensation Committee met with the Company’s senior risk officer in the first quarter of the current fiscal year to develop a better understanding of the material risks, including reputational risk, which the Company currently faces.

The Committee members identified the risks that the Company faces that could threaten its value. These risks include but are not limited to the following:

•	Credit risk
•	Liquidity risk
•	Interest rate risk
•	Market risk
•	Operation/transactional risk
•	Fiduciary/litigation risk
•	Compliance risk
•	Environmental risk
•	Reputation risk
•	Financial risk
•	Fraud risk

The Compensation Committee also reviewed and discussed materials on compensation risk assessment, including information on executive compensation design and administrative features that could induce excessive risk taking. They also reviewed certain waivers and compensation agreements entered into by the Company's Senior Executive Officers in connection with the CPP transaction. In this regard, the performance objectives contained in our annual incentive compensation plan have been balanced with those contained in our long-term incentive compensation plan to ensure that both are aligned and consistent with our long-term business plan, our mix of equity-based awards has been allocated to ensure an appropriate combination of incentive and retention objectives, and our stock ownership guidelines have been established to ensure that the interests of our Senior Executive Officers have been aligned with the interests of our stockholders.

The Compensation Committee conducted a review of the Company’s compensation plans and programs as described above. As a result of this review, the Compensation Committee is able to certify that:

•
The Compensation Committee has reviewed with the senior risk officer, the Senior Executive Officer (“SEO”) compensation plans and the Committee has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the Company;

•
The Compensation Committee has reviewed with the senior risk officer the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company; and

•
The Compensation Committee has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.

SUBMITTED BY THE COMPENSATION COMMITTEE
Gregory V. Ostergren	Kurt D. Hellweg
Jack L. Barham	James R. Batten
John Griesemer

Summary Compensation Table

The following table sets forth information with respect to the compensation awarded to, paid to or earned for the periods indicated by the CEO, the Chief Financial Officer (“CFO”), the Chief Lending Officer (“CLO”) and the Chief Credit Officer (“CCO”). These executive officers are collectively referred to as the “Named Executive Officers” (the “NEOs”).  During the fiscal year ended December 31, 2012 no other person served as the CEO or CFO of the Company, and no other executive officer received annual compensation that exceeded $100,000. Ms. Robin Robeson, the Bank’s Chief Operating Officer, began her employment on July 30, 2012 and is not included as a NEO for 2012.

Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation	All Other Compensation		Total Compensation
Shaun A. Burke	2012	$ 300,600	$ -	$ 47,635	$ -	$ -	$ -	$ 19,998	(5)	$ 368,233
President/CEO	2011	300,600	-	-	-	-	-	12,636	(5)	313,236
	2010	300,600	-	-	-	-	-	13,628	(5)	314,228
Carter Peters	2012	179,583	-	23,795	-	-	-	16,625	(6)	220,003
EVP/CFO	2011	175,000	7,932	-	-	-	-	11,853	(6)	194,785
	2010	175,000	25,503	-	11,400	-	-	6,823	(6)	218,726
H.Michael Mattson	2012	153,667	-	20,644	-	-	-	13,112	(7)	187,423
EVP/CLO	2011	150,000	5,846	-	-	-	-	13,161	(7)	169,007
	2010	150,000	20,758	-	11,400	-	-	11,581	(7)	193,739
Sheri Biser	2012	140,708	-	18,924	-	-	-	9,142	(8)	168,774
EVP/CCO	2011	137,500	5,359	-	-			6,938	(8)	149,797
	2010	137,500	16,606	-	11,400	-	-	4,346	(8)	169,852

(1)	No director fees were paid to Mr. Burke for any of the years presented.
(2)	Cash bonuses were awarded to NEOs for 2011 and 2010 (except the CEO) in accordance with established Executive Incentive Compensation Annual Plans.
(3)
This column represents compensation related to restricted stock awards granted in 2012.  Amounts for 2012 represent the aggregate grant date fair value computed in accordance with Accounting Standards Codification Topic 718 (“ASC Topic 718”) of time-vested restricted stock granted.  No assumptions were necessary to determine the fair value.  The number of shares and grant price of restricted stock awarded to each of the executives was as follows:  Mr. Burke: 5,427 and 1,006 shares at a per share grant price of $7.25 and $8.24, respectively; Mr. Peters: 3,282 shares at a per share grant price of $7.25; Mr. Mattson: 2,419 and 377 shares at a per share grant price of $7.25 and $8.24, respectively; and Ms. Biser: 2,217 and 346 shares at a per share grant price of $7.25 and $8.24, respectively.  The shares of restricted stock cliff vest two years after the grant date, except for the grants to Mr. Burke, which cliff vest three years after the grant date.

(4)
This column represents the fair value of options awarded during the applicable fiscal year determined in accordance with ASC Topic 718.  The aggregate grant date fair value of these awards was computed using the Black-Scholes pricing model based on the assumptions set forth in Note 13 (Employee Benefit Plans) of the Company’s Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for fiscal year ended December 31, 2012.

(5)
Amount includes contributions of Company shares of Common Stock allocated under the ESOP to Mr. Burke; 873 shares in 2012 at a per share price of $6.89, 976 shares in 2011 at a per share price of $5.70 and 947 shares in 2010 at a per share price of $4.76.  It also includes accrued payments of $8,470, $4,343 and $5,220 in 2012, 2011 and 2010, respectively, to Mr. Burke for the Company’s 401(k) matching contribution.

(6)
Amount includes contributions of Company shares of Common Stock allocated under the ESOP to Mr. Peters; 680 shares in 2012 at a per share price of $6.89, 799 shares in 2011 at a per share price of $5.70 and 677 shares in 2010 at a per share price of $4.76.  It also includes accrued payments of $7,501, $5,414 and $3,600 in 2012, 2011 and 2010, respectively, to Mr. Peters for the Company’s 401(k) matching contribution.

(7)
Amount includes contributions of Company shares of Common Stock allocated under the ESOP to Mr. Mattson; 557 shares in 2012 at a per share price of $6.89, 681 shares in 2011 at a per share price of $5.70 and 580 shares in 2010 at a per share price of $4.76.  It also includes accrued payments of $4,732, $5,123 and $4,500 in 2012, 2011 and 2010, respectively, to Mr. Mattson for the Company’s 401(k) matching contribution.

(8)
Amount includes contributions of Company shares of Common Stock allocated under the ESOP to Ms. Biser; 510 shares in 2012 at a per share price of $6.89, 614 shares in 2011 at a per share price of $5.70 and 266 shares in 2010 at a per share price of $4.76.  It also includes accrued payments of $5,628, $3,438 and $3,080 in 2012, 2011 and 2010, respectively, to Ms. Biser for the Company’s 401(k) matching contribution.

Employment Agreements, Potential Payments Upon Termination or Change-in-Control

With respect to the NEOs included in the Summary Compensation Table above, the Bank has no written employment agreements.  Also, no NEO is a party to any contract, agreement, plan or arrangement providing for payment upon a termination or change-in-control of the Company or the Bank or such executive officer’s responsibilities.

On February 7, 2013, the Compensation Committee approved an incentive compensation plan for Mr. Burke, for 2013.  It was noted the only incentive compensation permissible by TARP is long-term restricted stock.  The value of such restricted stock may not exceed one-third of Mr. Burke’s annual compensation and may not fully vest while the TARP obligations owed by the Company to the Treasury are outstanding.  The plan pays a maximum of $120,000 in restricted stock grants to Mr. Burke.  There are three possible levels of incentive awards: threshold (25%); target (50%); and maximum (100%).  For any amount to be paid, the threshold level of performance must be achieved.  The four performance measurements of the Company (and the weight given to each measurement) applicable to each award level are as follows: (i) tangible common equity ratio (20%); (ii) net interest margin (20%); (iii) pre-tax net income (40%); and (iv) adversely classified assets to tier 1 capital and allowance for loan losses (20%).  Certain criteria, however, must be satisfied before an award is paid under this plan.

On February 7, 2013, the Compensation Committee approved an incentive compensation arrangement with respect to Carter Peters, the Company’s Chief Financial Officer, for 2013.  Pursuant to this plan, a maximum amount of 25% of base pay may be paid to Mr. Peters, with the amount of bonus being based on three possible levels of incentive awards: threshold (25%); target (50%); and maximum (100%).  Thirty-three and one-third percent of the bonus amount will be paid in cash and sixty-six and two-thirds percent will be paid in the form of restricted stock grants subject to a three year vesting.  For any amount to be paid under this plan, the threshold level of performance must be achieved.  The four performance measurements of the Company (and the weight given to each measurement) applicable to each award level are as follows: (i) revenue growth (30%); (ii) net interest margin (20%); (iii) efficiency ratio (20%); and (iv) pre-tax net income (30%).  Certain criteria, however, must be satisfied before an award is paid under this plan.

On February 7, 2013, the Compensation Committee approved an incentive compensation arrangement with respect to Michael Mattson, the Company’s Chief Lending Officer, for 2013.  Pursuant to this plan, a maximum amount of 40% of base pay may be paid to Mr. Mattson, with the amount of bonus being based on three possible levels of incentive awards: threshold (25%); target (50%); and maximum (100%).  Thirty-three and one-third percent of the bonus amount will be paid in cash and sixty-six and two-thirds percent will be paid in the form of restricted stock grants subject to a three year vesting.  For any amount to be paid under this plan, the threshold level of performance must be achieved.  The four performance measurements of the Company (and the weight given to each measurement) applicable to each award level are as follows: (i) revenue growth (25%); (ii) net interest margin (25%); (iii) pre-tax net income (25%), and (iv) adversely classified assets to tier 1 capital and allowance for loan losses (25%).  Certain criteria, however, must be satisfied before an award is paid under this plan.

On February 7, 2013, the Compensation Committee approved an incentive compensation arrangement with respect to Sheri Biser, the Company’s Chief Credit Officer, for 2013.  Pursuant to this plan, a maximum amount of 40% of base pay may be paid to Ms. Biser, with the amount of bonus being based on three possible levels of incentive awards: threshold (25%); target (50%); and maximum (100%).  Thirty-three and one-third percent of the bonus amount will be paid in cash and sixty-six and two-thirds percent will be paid in the form of restricted stock grants subject to a three year vesting.  For any amount to be paid under this plan, the threshold level of performance must be achieved.  The four performance measurements of the Company (and the weight given to each measurement) applicable to each award level are as follows: (i) revenue growth (20%); (ii) net interest margin (20%); (iii) pre-tax net income (30%); and (iv) adversely classified assets to tier 1 capital and allowance for loan losses (30%).  Certain criteria, however, must be satisfied before an award is paid under this plan.

On February 7, 2013, the Compensation Committee approved an incentive compensation arrangement with respect to Robin Robeson, the Company’s Chief Operating Officer, for 2013.  Pursuant to this plan, a maximum amount of 40% of base pay may be paid to Ms. Robeson, with the amount of bonus being based on three possible levels of incentive awards: threshold (25%); target (50%); and maximum (100%).  Thirty-three and one-third percent of the bonus amount will be paid in cash and sixty-six and two-thirds percent will be paid in the form of restricted stock grants subject to a three year vesting.  For any amount to be paid under this plan, the threshold level of performance must be achieved.  The four performance measurements of the Company (and the weight given to each measurement) applicable to each award level are as follows: (i) revenue growth (30%); (ii) net interest margin (20%); (iii) efficiency ratio (20%); and (iv) pre-tax net income (30%).  Certain criteria, however, must be satisfied before an award is paid under this plan.

Outstanding Equity Awards at Fiscal Year End 2012

The following table summarizes the option and stock awards the Company has made to the NEOs which were outstanding as of December 31, 2012.

	OPTION AWARDS						STOCK AWARDS
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards:Market or Payout Value Unearned of Shares, Units or Other Rights That Have Not Vested ($)(16)
Shaun A. Burke	15,000	-		-	$ 19.62	3/9/2014	6,433	(12)	$ 44,323
President/CEO(11)	10,000	-		-	23.20	3/17/2015
	10,000	-		-	28.12	12/22/2015
	10,000	-		-	28.43	1/3/2017
	8,000	2,000	(1)	-	28.78	1/2/2018
	6,000	4,000	(2)	-	5.30	1/2/2019
Carter Peters	10,000	-		-	25.59	8/8/2015	3,282	(13)	$ 22,613
EVP/CFO	4,000	1,000	(3)	-	28.78	1/2/2018
	3,000	2,000	(4)	-	5.30	1/2/2019
	2,000	3,000	(5)	-	5.08	1/4/2020
H. Michael Mattson	10,000	-		-	28.00	6/27/2016	2,796	(14)	$ 19,264
EVP/CLO	4,000	1,000	(6)	-	28.78	1/2/2018
	3,000	2,000	(7)	-	5.30	1/2/2019
	2,000	3,000	(8)	-	5.08	1/4/2020
Sheri Biser	900	600	(9)	-	5.40	2/9/2019	2,563	(15)	$ 17,659
EVP/CCO	2,000	3,000	(10)	-	5.08	1/4/2020

(1)	Unexercisable options vest as follows: 2,000 - 1/2/13
(2)	Unexercisable options vest as follows: 2,000 - 1/2/13; 2,000 - 1/2/14
(3)	Unexercisable options vest as follows: 1,000 - 1/2/13
(4)	Unexercisable options vest as follows: 1,000 - 1/2/13; 1,000 – 1/2/14
(5)	Unexercisable options vest as follows: 1,000 - 1/4/13; 1,000 - 1/4/14; 1,000 - 1/4/15
(6)	Unexercisable options vest as follows: 1,000 - 1/2/13
(7)	Unexercisable options vest as follows: 1,000 - 1/2/13; 1,000 - 1/2/14
(8)	Unexercisable options vest as follows: 1,000 - 1/4/13; 1,000 - 1/4/14; 1,000 - 1/4/15
(9)	Unexercisable options vest as follows: 300 - 2/9/13; 300 - 2/9/14
(10)	Unexercisable options vest as follows: 1,000 - 1/4/13; 1,000 - 1/4/14; 1,000 - 1/4/15
(11)
Shares of stock purchased pursuant to options granted to Mr. Burke in 2005 (20,000 shares) are subject to a 5-year holding period upon vesting and exercise, unless the employment relationship between the Company and him is terminated.

(12)	Restricted stock awards vest as follows: 5,427 – 1/27/15; 1,006 – 4/26/15
(13)	Restricted stock awards vest as follows: 3,282 – 1/27/14
(14)	Restricted stock awards vest as follows: 2,419 – 1/27/14; 377 – 4/26/14
(15)	Restricted stock awards vest as follows: 2,217 – 1/27/14; 346 – 4/26/14
(16)	Represents aggregate unvested stock awards at a per share price of $6.89

Directors’ Compensation

During 2012, each non-employee member of the Board received cash compensation from the Bank of $750 per each Bank board meeting attended, payable monthly.  In addition to the cash compensation, each non-employee member of the Board receives equity compensation from the Company.  Directors will receive fees for committee memberships or attendance at committee meetings comprised of $200 per meeting for the Executive, Audit and Compensation Committees and $125 per meeting for any other committee.  The Chairman of the Board, Executive, Audit and Compensation Committees receives an additional 20% meeting fee in addition to the regular per meeting fee.

Directors can participate in the Company’s 2010 Equity Plan, the 2004 Stock Option Plan, the 2001 Stock Compensation Plan, the 2000 Stock Compensation Plan and the 1998 Stock Option Plan as described below.    During fiscal years 2012 and 2011, restricted stock awards of 2,315 and 2,119 shares, respectively, were granted to each independent, non-employee director.  During fiscal year 2010, options to purchase 2,500 shares were granted to each independent, non-employee director.

The following table sets forth information with respect to the compensation received in fiscal years 2012, 2011, and 2010 for serving as a director of the Company and the Bank.

Name	Year	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensa-tion ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total Compensation ($)
Don Gibson	2012	$ 9,905	$ 13,751	$ -	$ -	$ -	$ -	$ 23,656
	2011	9,205	12,502	-	-	-	-	21,707
	2010	18,600	-	5,700	-	-	-	24,300
Jack Barham	2012	12,000	13,751	-	-	-	-	25,751
	2011	9,625	12,502	-	-	-	-	22,127
	2010	15,600	-	5,700	-	-	-	21,300
James Batten	2012	10,120	13,751	-	-	-	-	23,871
	2011	6,515	12,502	-	-	-	-	19,017
	2010	21,600	-	5,700	-	-	-	27,300
Kurt Hellweg	2012	11,500	13,751	-	-	-	-	25,251
	2011	8,125	12,502	-	-	-	-	20,627
	2010	15,600	-	5,700	-	-	-	21,300
Gregory Ostergren	2012	10,315	13,751	-	-	-	-	24,066
	2011	7,345	12,502	-	-	-	-	19,847
	2010	18,600	-	5,700	-	-	-	24,300
Tim Rosenbury	2012	11,325	13,751	-	-	-	-	25,076
	2011	10,750	12,502	-	-	-	-	23,252
	2010	15,600	-	5,700	-	-	-	21,300
James Sivils	2012	12,150	13,751	-	-	-	-	25,901
	2011	8,675	12,502	-	-	-	-	21,177
	2010	15,600	-	5,700	-	-	-	21,300
John Griesemer	2012	10,725	13,751	-	-	-	-	24,476
	2011	7,700	12,502	-	-	-	-	20,202
	2010	15,600	-	40,200	-	-	-	55,800

(1)
This column represents equity compensation from the Company and is the aggregate grant date fair value of restricted stock awards granted under the 2010 Equity Plan.  The compensation for 2012 per director of $13,751 represents 2,315 shares granted at a per share price of $5.94. The compensation for 2011 per director of $12,502 represents 2,119 shares granted at a per share price of $5.90.

(2)
This column represents the fair value of options awarded during the applicable fiscal year determined in accordance with ASC Topic 718.  The aggregate grant date fair value of these awards was computed using the Black-Scholes pricing model based on the assumptions set forth in Note 13 (Employee Benefit Plans) of the Company’s Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for fiscal year ended December 31, 2012.  As of December 31, 2012, total shares underlying stock options and held by directors were as follows: Mr. Gibson – 9,500 shares; Mr. Barham – 7,500 shares; Mr. Batten – 32,500 shares; Mr. Hellweg – 7,500 shares; Mr. Ostergren – 7,500 shares; Mr. Rosenbury – 25,000 shares; Mr. Sivils – 32,500 shares; and Mr. Griesemer – 30,000 shares.

Indebtedness of Management and Directors and Transactions with Certain Related Persons

Loans made to a director or executive officer in excess of the greater of $25,000 or 5% of the Company’s capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the Board of Directors.  The Bank, like other financial institutions, provides loans to its officers, directors, and employees to purchase or refinance personal residences as well as consumer loans.  As an additional benefit to eligible Bank directors and employees, the Bank offers an employee mortgage loan program (the “Loan Program”).  The Loan Program provides mortgage loans at favorable interest rates, namely a one-year adjustable rate mortgage priced at the Bank’s cost of funds.  The purpose of the loan must be to purchase or refinance a primary or secondary residence (i.e., no investment properties).  All full-time employees that have completed the 30-day probation period are eligible to participate in this Loan Program.  Underwriting includes standard application and financial disclosures, which must qualify to standard secondary market requirements.  The borrower is responsible for all third party closing costs.  Payments must be automatically deducted from an account maintained at the Bank.  The index rate is the Bank’s all-in cost of funds.  The index will be the last month-end calculation within 45 days prior to closing.  The maximum adjustment per year is 2% with a 6% lifetime maximum.  Each loan has up to a 30-year note/amortization.  If the borrower’s employment is terminated for any reason, the rate and term converts immediately to the Bank’s current secondary market one-year adjustable rate mortgage product.  Other than the interest rate with respect to the Loan Program, all loans provided under the Loan Program and any other loans provided to directors and executive officers have been made in the ordinary course of business, on substantially the same terms and collateral as those of comparable transactions prevailing at the time, and, in the opinion of management of the Company, do not involve more than the normal risk of collectability or present other unfavorable features.

No Directors, Executive Officers or their affiliates had aggregate indebtedness to the Company or the Bank on below market rate loans exceeding the lesser of (i) $120,000 or (ii) one percent of the average of the Company’s total assets at year end for the last completed fiscal year, at any time since January 1, 2012 except as noted in the following table.

Name	Position	Date of Loan	Largest Principal Amount Outstanding Since 01/01/12	Principal Balance as of 3/31/13	Interest Rate at 3/31/13	Type
James R. Batten	Director	10/27/08	$496,493	$477,006	1.000%	Home Mortgage
Don Gibson	Director	09/12/08	$171,332	$164,560	1.000%	Home Mortgage
Gregory V. Ostergren	Director	02/02/06	$263,196	$251,485	1.000%	Home Mortgage
Carter M. Peters	EVP,CFO	06/09/08	$506,183	$486,088	1.125%	Home Mortgage
Tim Rosenbury	Director	06/19/08	$220,291	$202,942	1.125%	Home Mortgage
The Burke Family Trust (Shaun A. Burke)	President, CEO and Director	01/14/11	$281,832	$270,719	1.000%	Home Mortgage
Erica L. Crain	SVP-Director Risk Mgmt.	08/30/11	$208,984	$201,434	1.000%	Home Mortgage
Jack L. Barham	Director	09/30/11	$159,279	$153,588	1.000%	Home Mortgage
James L. Sivils, III	Director	3/30/12	$298,400	$290,724	1.150%	Home Mortgage

SECOND PROPOSAL
ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

Background of the Proposal

As a participant in the TARP Capital Purchase Program, we are required under the ARRA to include in this Proxy Statement and to present to the stockholders at the Annual Meeting, a non-binding proposal to approve the compensation of our executives, as disclosed in this Proxy Statement, pursuant to the executive compensation disclosure rules of the SEC.  This proposal, commonly known as a “say on pay” proposal, gives stockholders the opportunity to endorse or not endorse the compensation of the Company’s executives as disclosed in this Proxy Statement.  The proposal will be presented at the Annual Meeting in the form of the following resolution:

Proposal

RESOLVED, that the stockholders approve the compensation of the Company’s executives, as disclosed in the Compensation Discussion and Analysis, and the compensation tables (together with the accompanying narrative disclosure) and related material in the Company’s Proxy Statement for the Annual Meeting.

Vote Required and Effect of Proposal

Approval of the Second Proposal requires the affirmative vote of the majority of votes cast on such matter.  As provided under the ARRA, this vote will not be binding on the Company’s Board of Directors or the Compensation Committee and may not be construed as overruling a decision by the Board or as creating or implying any additional fiduciary duty of the Board.  Further, the vote shall not affect any compensation paid or awarded to any executive.  The Compensation Committee and the Board may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

Recommendation

The Board of Directors unanimously recommends a vote FOR approval of the proposal on executive compensation.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board is composed of five directors.  The Board has determined that each of these directors is independent under the Marketplace Rules of Nasdaq.  In particular, each of these directors is independent as defined under Rule 5605(a)(2) and qualified pursuant to Rule 5605(c)(2)(A).  The Board has also determined that Mr. Batten qualifies as an Audit Committee Financial Expert as defined by the rules and regulations of the SEC.  Only this paragraph of the Report of the Audit Committee shall be incorporated by reference into the Company’s Annual Report on form 10-K filed with the SEC under the Exchange Act, notwithstanding the incorporation by reference of this Report of the Audit Committee into such filing.

The primary duties and responsibilities of the Audit Committee are to (i) monitor the Company’s financial reporting process and systems of internal control, (ii) monitor the independence and performance of the Company’s independent registered public accounting firm and internal auditors, and (iii) assure that management, the Board of Directors, the internal auditors and the independent auditors have the opportunity to communicate with one another.

The Committee has reviewed and discussed the audited consolidated financial statements with management and has discussed with BKD, LLP, the Company’s independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 114 (Communication with Audit Committees).

The Audit Committee has also received the written disclosures and the letter from BKD, LLP, the Company’s independent registered public accounting firm, required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee has discussed with the independent registered public accounting firm that firm’s independence.  The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of the independent registered public accounting firm.  The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company.

Based upon the Audit Committee’s discussions and review described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the SEC.

THE AUDIT COMMITTEE
James R. Batten	Kurt D. Hellweg
James L. Sivils, III	Tim Rosenbury
Gregory V. Ostergren

PRINCIPAL ACCOUNTANT FEES AND SERVICES

During the calendar years ended December 31, 2012 and December 31, 2011, BKD, LLP, the Company’s independent registered public accounting firm during these periods, provided various audit, audit related and non-audit services, including tax, to the Company.  Set forth below are the aggregate fees billed for these services during these periods and a brief description of such services:

(a)
Audit fees:  Aggregate fees billed for professional services rendered for the audits of the Company’s annual financial statements and reviews of quarterly financial statements were $136,490 for the calendar year December 31, 2012 and $118,280 for the calendar year ended December 31, 2011.

(b)
Audit-related fees:  Aggregate fees billed for assurance and related services rendered and consultation on accounting matters not otherwise reported in (a) above were $62,260 for the calendar year ended December 31, 2012 and $9,385 for the calendar year ended December 31, 2011.

(c)
Tax fees:  Aggregate fees billed for professional services rendered related to tax compliance, tax advice and tax planning were $18,255 for the calendar year ended December 31, 2012 and $27,775 for the calendar year ended December 31, 2011.

(d)
All other fees:  Aggregate fees billed for all other professional services, including compliance work and ESOP services, were $13,135 for the calendar year ended December 31, 2012, and $17,040 for the calendar year ended December 31, 2011.

The Audit Committee pre-approves all audit and permissible non-audit services to be provided by BKD, LLP and the estimated fees for these services.  There are no other specific policies or procedures relating to the pre-approval of services performed by BKD, LLP.  The Audit Committee considered whether the audit and non-audit services rendered by BKD, LLP were compatible with maintaining BKD, LLP’s independence as auditors of our financial statements.

THIRD PROPOSAL:  RATIFICATION OF BKD, LLP AS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The independent registered public accounting firm for the period ended December 31, 2012  for the Company and its subsidiary, the Bank, was BKD, LLP.  In accordance with its charter, the Audit Committee has selected and appointed BKD, LLP to continue as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2013.  As part of good corporate practice, the Audit Committee and the Company’s Board of Directors are requesting that its stockholders ratify such appointment.  The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal.  If the stockholders do not ratify the appointment, however, the Audit Committee may investigate the reasons for stockholder rejection and may consider whether to retain BKD, LLP or to appoint another independent registered public accounting firm.

A representative of BKD, LLP will be present at the Annual Meeting.  The representative will have an opportunity to make a statement, if so desired, and will be available to respond to appropriate questions.

Recommendation

The Board of Directors of the Company unanimously recommends that the stockholders vote FOR the ratification of the appointment of BKD, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

MISCELLANEOUS

The Board of Directors is not aware of any business to come before the Annual Meeting other than those matters described above in this Proxy Statement.  However, if any other matters should properly come before the meeting, it is intended that proxies in the accompanying form that are received from stockholders will be voted in respect thereof in the discretion of the persons named in the accompanying proxy.  If the Company did not have notice of a matter on or before April 26, 2013, it is expected that the persons named in the accompanying proxy will exercise discretionary authority when voting on that matter.

It is anticipated that the Company’s annual report to stockholders for the period ended December 31, 2012, including financial statements, will be mailed on April 22, 2013, together with this Proxy Statement, to all stockholders of record as of the Record Date.  Any stockholder who has not received a copy of the annual report may obtain a copy by writing to the Secretary of the Company at the Company’s address as provided at the end of the next section of this Proxy Statement.

STOCKHOLDER PROPOSALS

In order to be eligible for inclusion in the Company’s proxy materials for next year’s annual meeting of stockholders, any stockholder proposal to take action at such meeting must be received at the Company’s executive offices at 1341 W. Battlefield, Springfield, Missouri 65807-4181, no later than December 23, 2013.

In the event the Company receives notice of a stockholder proposal to take action at next year’s annual meeting of stockholders that is not submitted for inclusion in the Company’s proxy material, or is submitted for inclusion but is properly excluded from the proxy material, the persons named in the proxy sent by the Company to its stockholders intend to exercise their discretion to vote on the stockholder proposal if notice of such proposal is received at the Company’s main office between 60 days and 30 days prior to the meeting.  If next year’s annual meeting is held on May 21, 2014, then stockholder proposals would have to be delivered to the Company between March 22, 2014 and April 21, 2014.  The Company’s Certificate of Incorporation provides that if notice of a stockholder proposal to take action at next year’s annual meeting is not received at the Company’s main office between 60 days and 30 days prior to the meeting, the proposal will not be eligible for presentation at that meeting.  However, if less than 31 days’ notice of the annual meeting is provided by the Company, a stockholder’s proposal would have to be received no later than 10 days after notice was mailed to the stockholders by the Company for that meeting.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K (INCLUDING THE FINANCIAL STATEMENTS) FOR THE PERIOD ENDED DECEMBER 31, 2012, AS FILED WITH THE SEC, WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS AS OF THE RECORD DATE UPON WRITTEN REQUEST TO VICKI LINDSAY, SECRETARY, GUARANTY FEDERAL BANCSHARES, INC., 1341 WEST BATTLEFIELD, SPRINGFIELD, MISSOURI 65807-4181.

Dated: April 22, 2013

[FORM OF PROXY]

REVOCABLE PROXY

|X|  PLEASE MARK VOTES AS IN THIS EXAMPLE
PROXY

GUARANTY FEDERAL BANCSHARES, INC.

ANNUAL MEETING OF STOCKHOLDERS

May 22, 2013

The undersigned hereby appoints the Board of Directors of Guaranty Federal Bancshares, Inc. (the “Company”), or each of them individually, with full powers of substitution, to act as attorneys and proxies for the undersigned, to vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders (the “Meeting”), to be held at the Guaranty Bank Operations Center, 1414 W. Elfindale Street, Springfield, Missouri, on Wednesday, May 22, 2013, at 6:00 p.m. local time and at any and all adjournments thereof, in the following manner: (Please be sure to sign and date this Proxy below. All joint holders should sign.)

Date_________

Stockholder Signature___________________________

Stockholder Co-holder (if any) ______________________

1.           The election as directors of all nominees listed and the terms indicated (except as marked to the contrary below):

Three Year Terms:	Jack L. Barham
Don M. Gibson
Tim Rosenbury

FOR	[ ]	WITHHOLD	[ ]	FOR ALL EXCEPT	[ ]

INSTRUCTION:  To withhold authority to vote for individual nominee(s), mark “For All Except” and write the name(s) in the space provided below.

2.           The advisory (non-binding) proposal on executive compensation.

FOR	[ ]	AGAINST	[ ]	ABSTAIN	[ ]

3.           The ratification of the appointment of BKD, LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2013.

FOR	[ ]	AGAINST	[ ]	ABSTAIN	[ ]

In their discretion, such attorneys and proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournments thereof.

The Board of Directors recommends a vote “FOR” all of the above listed nominees and proposition 2, and 3.

THIS SIGNED PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS SIGNED PROXY WILL BE VOTED FOR EACH OF THE PROPOSITIONS STATED.  IF ANY OTHER BUSINESS IS PROPERLY PRESENTED AT SUCH MEETING, THIS SIGNED PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR DISCRETION.  AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

Detach above card, sign, date and mail in postage paid envelope provided.

GUARANTY FEDERAL BANCSHARES, INC.

Should the above signed be present and elect to vote at the Meeting, or at any adjournments thereof, and after written notification to the Secretary of the Company at the Meeting of the stockholder’s decision to terminate this Proxy, the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.  The undersigned may also revoke this Proxy by filing a subsequently dated Proxy or by written notification to the Secretary of the Company of the stockholder’s decision to terminate this Proxy.  The above signed acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Meeting of Stockholders, a Proxy Statement dated April 22, 2013, and an Annual Report to Stockholders for the period ended December 31, 2012.

Please sign exactly as your name appears on this Proxy.  When signing as attorney, executor, administrator, trustee, guardian, or any other representative capacity, please give full title.  If shares are held jointly, each holder should sign.
PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.